UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2006

Tapestry Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24320	84-1187753
(State of incorporation)	(Commission File Number)	IRS Employer Identification No.)

4840 Pearl East Circle, Suite 300W
Boulder, Colorado 80301
(Address of principal executive offices and zip code)

(303) 516-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On December 27, 2006, Tapestry Pharmaceuticals, Inc. (the “Company”) announced the appointment of Donald H. Picker, Ph.D., age 60, to the position of President.  A copy of the press release is attached as Exhibit 99.1.

Prior to joining the Company, Dr. Picker had served as the Executive Vice President, R&D of Callisto Pharmaceuticals, Inc. since April 2004.  From May 2003 until March 2004, Dr. Picker served as Senior Vice President, Drug Development of Callisto Pharmaceuticals, Inc.  Dr. Picker was Chief Executive Officer and President of Synergy Pharmaceuticals Inc. and a member of its board of directors from September 1999 to April 2003.  From February 1997 to September 1999, Dr. Picker was President and Chief Operating Officer of LXR Biotechnology Inc., an apoptosis drug development company.  From 1991 to 1997, he was Senior Vice President of Research and Development at Genta Inc., an antisense drug development company. Dr. Picker is also a director of Xenomics, Inc., a molecular diagnostics company.

On December 19, 2006, the Company entered into an Employment Agreement with Dr. Picker (the “Employment Agreement”), relating to Dr. Picker’s service as President of the Company, to be effective as of January 2, 2007.  Pursuant to the Employment Agreement, Dr. Picker will be an at-will employee of the Company, and his employment may be terminated at any time with or without cause.  As compensation for his services as President, Dr. Picker will (1) receive a base salary of $300,000 per year, subject to any increase by the Compensation Committee of the Company’s Board of Directors in its discretion, and (2) be entitled to receive an initial grant of options to purchase 444,089 shares of the Company’s common stock under the Company’s 2006 Equity Incentive Plan, such grant to be effective if and when Dr. Picker commences employment with the Company on or about January 2, 2007.  The initial stock options will have an exercise price equal to the greater of $2.10 per share or the closing price of the Company’s common stock on NASDAQ on the date the grant is effective.  Under the Employment Agreement, Dr. Picker would be granted an additional option to purchase 444,089 shares of the Company’s common stock under the Company’s 2006 Equity Incentive Plan, contingent upon the approval of the Company’s stockholders of modifications to the 2006 Equity Incentive Plan increasing the total authorized shares available for issuance under such plan.  The additional stock options will have an exercise price equal to the greater of $2.10 per share or the closing price of the Company’s common stock on NASDAQ on the date stockholder approval is received.  All stock options granted in accordance with the Employment Agreement shall vest as follows:  1/6 when the 20 trading day average of the closing sale prices of the Company’s common stock equals or exceeds 130% of the exercise price of the option; 1/6 when such average equals or exceeds 160% of the exercise price; 1/6 when such average equals or exceeds 190% of the exercise price;  1/6 when such average equals or exceeds 220% of the exercise price; 1/6 when such average equals or exceeds 250% of the exercise price; and  1/6 when such average equals or exceeds 300% of the exercise price.  Any unvested shares subject to the options will vest on the 5th anniversary of the grant date.  If the Company terminates Dr. Picker’s employment without Cause or Dr. Picker resigns for Good Reason (each as defined in the Employment Agreement), Dr. Picker will be entitled to a severance payment in the amount of $300,000.  Dr. Picker is also entitled to receive other fringe benefits in accordance with the Company’s standard employee benefit programs in effect from time to time and will be reimbursed by the Company for all reasonable business expenses incurred in connection with the performance of his duties under the Employment Agreement.

There are no arrangements or understandings between Dr. Picker and any other person pursuant to which he was selected as President of the Company.  There are no family relationships between Dr. Picker and the Company’s directors, executive officers or nominees therefor.  The Company is not a participant in any transaction or proposed transaction with Dr. Picker or any of his immediate family members or in which Dr. Picker or any of his immediate family members has or will have a direct or indirect material interest required to be reported under Item 404(a) of Regulation S-K.

Item 8.01.  Other Events.

On December 21, 2006, Callisto Pharmaceuticals, Inc. (“Callisto”) filed a complaint in the Supreme Court of New York, County of New York, relating to the employment of Dr. Picker.  The suit names the Company and two of its officers, Leonard Shaykin, and Kai Larson as defendants.  In its complaint, Callisto alleges breaches of a confidentiality agreement between Callisto and Tapestry, and also interference with Dr. Picker’s contractual relationship with Callisto.  Callisto seeks unspecified actual and punitive damages.

Item 9.01.  Financial Statements and Exhibits

(d)

Exhibit No.	Description
Exhibit 99.1	Press Release announcing appointment of Donald H. Picker, Ph.D., as President of Tapestry Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2006	TAPESTRY PHARMACEUTICALS, INC.

	By:	/s/ Kai Larson
	Name:	Kai Larson
	Title:	Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release announcing appointment of Donald H. Picker, Ph.D., as President of Tapestry Pharmaceuticals, Inc.